Exhibit 99.1

NYSE American: UEC

Uranium Energy Corp Provides Date for Fiscal 2025 Results, Conference Call, and Webcast

Corpus Christi, Texas – September 17, 2025 – Uranium Energy Corp (NYSE American: UEC, the "Company" or "UEC") is pleased to announce that the Company will issue its fiscal 2025 year-end operating and financial results before the markets open on Wednesday, September 24, 2025.

A conference call will be held at 11:00 a.m. ET (8:00 a.m. PT) on Wednesday, September 24, 2025, to discuss these results, upcoming catalysts, and current market conditions. To participate, please use one of the following methods:

Webinar: Click Here

North America (toll-free): 1-877-270-2148

International: 1-412-902-6510

The fiscal 2025 results presentation will be available on UEC’s website at www.uraniumenergy.com and a replay of the event will be available following the presentation.

About Uranium Energy Corp

Uranium Energy Corp is America's largest and fastest growing supplier of uranium needed to produce safe, clean, reliable nuclear energy. The Company is advancing the next generation of low-cost, environmentally friendly In-Situ Recovery ("ISR") mining uranium projects in the United States and high-grade conventional projects in Canada. The Company has three hub and spoke platforms in South Texas and Wyoming with a combined licensed production capacity of 12.1 million pounds U3O8 per year. These production platforms are anchored by licensed Central Processing Plants ("CPPs") and served by multiple U.S. ISR uranium projects. In August 2024, ISR operations began at the Christensen Ranch project in Wyoming, sending uranium loaded resin to the Irigaray CPP in Wyoming. The Company has diversified uranium holdings including: (1) a conventional pipeline of high-grade Canadian projects anchored by the worldclass Roughrider project; (2) one of the largest physical uranium portfolios of U.S. warehoused U3O8; and (3) a major equity stake in Uranium Royalty Corp., the only royalty company in the sector. The Company's operations are managed by professionals with decades of hands-on nuclear fuel industry experience including the key facets of uranium exploration, development, mining and production.

Contact Uranium Energy Corp Investor Relations at:

Toll Free: (866) 748-1030

Fax: (361) 888-5041

E-mail: info@uraniumenergy.com

Stock Exchange Information:

NYSE American: UEC

WKN: AØJDRR

ISN: US916896103